60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258 // OPLP@att.net

AN OPEN LETTER TO DAVID K. DOWNES

		June 11, 2001

Dear Mr. Downes:

You have said you want to "set the record straight." I thought we could do just that by posing a few pertinent questions to each other in order to enlighten shareholders about the issues in this election. I encourage you to respond publicly to the following questions and I will do likewise if you have any questions for me. Of course, you could choose not to respond but that would be unfortunate for shareholders who would like to see a meaningful debate on the issues.

1. Many shareholders think directors of a fund should own shares in that fund because it aligns their interests with those of shareholders. In your letter of May 25, 2001 you call yourself a "fellow shareholder" of LNV. However, the Fund's proxy statement indicates that you do not own any shares. Are you a shareholder of LNV or not? If you are, how many shares do you own and when did you purchase them? If not, why do you call yourself a "fellow shareholder?"

2.As you know, many closed-end funds have open-ended in the past few years but almost no open-end funds have become closed. I think that says a lot about investor preferences and concerns about a persistent discount. The question for LNV's shareholders is whether the immediate and permanent increase in the market price of LNV shares upon open-ending outweighs the possible disadvantages you foresee down the road. If, despite your opposition to open-ending, the shareholders of LNV vote to open-end it, will you commit to implement an open-ending or otherwise deliver net asset value to shareholders? (Footnote: If not, this excerpt from George Orwell's Animal Farm seems particularly relevant: "Do not imagine, comrades, that leadership is a pleasure. On the contrary, it is a deep and heavy responsibility. No one believes more firmly than Comrade Napoleon that all animals are equal. He would be only too happy to let you make your decisions for yourselves. But sometimes you might make the wrong decisions, comrades, and then where should we be?").

3. The SEC has stated that "investment advisors typically dominate the funds they advise." You are a director of LNV and also a high level employee of LNV's investment advisor. If LNV were to open-end, shareholders would benefit from a higher stock but your employer's income would most likely decline. How do you resolve the conflict between your employer's economic interests and those of LNV shareholders?

4. In your letter of May 25th, you provided a chart indicating that LNV failed to match either the First Boston and Merrill Lynch convertible securities indexes over the past ten years. Yet, you said you were "justifiably proud" of LNV's long-term performance. Why?

5. Rather than distributing long-term capital gains directly to shareholders, LNV uses a complicated and rarely used procedure whereby the long-term gains are retained by the Fund and taxes paid on them. Shareholders then need to claim a credit from the IRS for the taxes paid or they lose it completely. They must also remember to increase their basis by the difference between the retained gains and the tax paid so that they will not overpay their income taxes when they sell their shares. This is a very burdensome and complicated procedure and a number of shareholders have complained about it. Why shouldn't LNV do what almost every other mutual fund in the country does, i.e., pay shareholders the realized capital gains in cash?

6. In the 2000 annual report, Robert D. Schwartz, LNV's portfolio manager explained why the Fund had a difficult year in 2000: "As a manager we allowed our risk control measures to deteriorate along with the market." Doesn't the board have a responsibility to oversee the Fund's risk control measures? If so, please explain how the board allowed them to deteriorate?

7. I heard Mr. McMeekin testify under oath that LNV's manager had engaged in what is commonly known as "day trading." Is that true or not? If so, to what extent does day trading occur and is the board concerned about it?"

8. I have asked you repeatedly how much the litigation against me has cost shareholders. Let's try one more time. What have been the legal expenses to date and what you anticipate the total will be? I note that your employer, the investment advisor has agreed to waive a portion of its future fees to partially offset the Fund's legal costs. Since the litigation is beneficial to the advisor, why shouldn't it pay all of the Fund's legal expenses?

9. Management has spent an enormous amount of shareholder money on legal and campaign expenses. Why was SEC approval not sought before these expenditures were made? Are you willing to have a shareholder vote on whether the Fund or the advisor should pay these costs?

10. I share your concern about shareholders paying extraordinary expenses for this meeting. Therefore, I suggest that all nominees for director pay their own campaign expenses. Is this agreeable to you?

11. Also, inasmuch as you say you are concerned about burdening shareholders with unnecessary costs, shouldn't shareholders elect the Class I directors at this meeting? As you know, on April 27th Judge Dubois ordered a new election for the Class I directors. The board then delayed the meeting for five weeks presumably to have time to comply with the order. Wouldn't another meeting cost shareholders much more money and doesn't that concern you? Also, why haven't you told shareholders that you have moved for a stay of the judge's order? Or that we have filed a motion that the directors should be held in contempt of court because they have taken no action to comply with Judge Dubois's order? Do you really think the judge intended that the election for Class I directors could be held whenever the board gets around to it?

12. You object to my saying that management staged a "Soviet style" election last year. When they went to the polls, voters in the former Soviet Union had no choice. Similarly, LNV's management did everything possible to eliminate any choice of directors for shareholders. Why have you not scheduled a fair election for the Class I directors as Judge Dubois ordered? And, why have you not given us the shareholder list that we requested? Management has time and again demonstrated its opposition to shareholder democracy and fair elections. Therefore, while you may find it uncomfortable to face the truth, the charge of conducting a "Soviet style" election is accurate. That is why the judge determined that the directors breached their fiduciary duty, isn't it?

13. I think you greatly simplified the fiduciary duty issue when you said that the court only ruled against you because "the Fund's published advance notice deadline . . . was not also set forth in the Fund's bylaws." That is misleading. The judge also determined that "the directors had never discussed or considered the deadline contained in the 1999 proxy statement and the Board never delegated the authority to adopt an advance notice deadline to any other entity. Employees of the Fund's investment adviser, LIM, prepared the 1999 proxy materials, and the Board did not review them in detail before they were issued." In light of that finding, do you really think any court would find such a so-called deadline enforceable? If so, read on.

14. As you know, I think an appeal is a complete waste of shareholder assets. I therefore challenge you to put up $50,000 of your own money against $100,000 of mine. Whoever loses the appeal pays the money to the Fund. Are you willing to put your own money (instead of shareholders' money) where your mouth is? Do we have a deal?

If you are truly interested in "setting the record straight" Mr. Downes, here is your opportunity to do so. The shareholders are looking forward to your timely responses to the above questions and I promise to promptly answer any questions you might have for me. Let's not disappoint them.

Very truly yours,

Phillip Goldstein